Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of MongoDB, Inc. of our report dated March 15, 2024 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in MongoDB, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2024.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 15, 2024